Exhibit 99.1

MarkWest Hydrocarbon, Inc.	Contact:	Frank Semple, President & CEO
155 Inverness Drive West, Suite 200		Jim Ivey, CFO
Englewood, CO 80112-5000		Andy Schroeder, VP and Treasurer
(800) 730-8388	Phone:	(303) 290-8700
(303) 290-8700	E-mail:	investorrelations@markwest.com
(303) 290-8769 Fax	Website:	www.markwest.com

MARKWEST HYDROCARBON RECEIVES LETTER FROM AMEX ACCEPTING PLAN OF ACTION; EXTENSION OF WAIVERS FOR BANK CREDIT FACILITY

DENVER—July 11, 2005—MarkWest Hydrocarbon, Inc. (AMEX: MWP) (the “Company”), today announced that it received a letter from the American Stock Exchange (“AMEX”), advising that AMEX had accepted the Company’s submitted Plan of Action to bring it back into compliance with the Exchange’s listing requirements.  The Company is not in compliance with the continued listing standards of the Exchange as a result of the Company’s failure to timely file certain Form 10-Ks and Form 10-Qs (the “SEC Filings”) with the Securities Exchange Commission (“SEC”), but under this accepted Plan of Action, listing is being continued pursuant to an extension of the previous AMEX filing compliance date.

The Plan of Action establishes a schedule for the Company to complete and file its Annual Report on Form 10-K for year ended December 31, 2004, and in conjunction therewith its restated financial statements, Forms 10-Q/A for the first three quarters of 2004, and its Quarterly Report on Form 10-Q for the first quarter of 2005, by a targeted completion date of August 15, 2005.  This additional timeframe was required due to the fact that the Company’s financial statements are prepared on a consolidated basis with its subsidiary, MarkWest Energy Partners, L.P. (the “Partnership”), and until the Partnership completed its audit and filings, which occurred on June 24, 2005, the Company could not make significant progress towards the completion of its own audit and filings.   The filing of the Partnership Form 10-K and 10-Qs has removed that hurdle and the Company is now proceeding expeditiously to complete and file its 2004 Form 10-K and Forms 10-Q/As and 2005 Form 10-Q, thereby restoring its compliance with the Exchange requirements.

Additionally, the Company today announced that it has received an extension of the waiver of the covenant contained in its Credit Agreement requiring that the Company deliver its audited financial statements to the Lenders by March 31, 2005.  The Company had previously been granted a waiver of the covenant through June 30, 2005.  The previously granted waiver has now been extended to August 31, 2005.

###

MarkWest Hydrocarbon, Inc. (AMEX: MWP) controls and operates MarkWest Energy Partners, L.P. (AMEX: MWE), a publicly-traded limited partnership engaged in the gathering, processing and transmission of natural gas; the transportation, fractionation and storage of natural gas liquids; and the gathering and transportation of crude oil. We also market natural gas and NGLs.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect our operations, financial performance and other factors as discussed in our filings with the Securities and Exchange Commission (“SEC”). Among the factors that could cause results to differ materially are those risks discussed in our Form 10-K for the year ended December 31, 2003, and our Forms 10-Q for 2004, as filed with the SEC.